Exhibit 99

              Headwaters Prices $150 Million of Convertible Senior
                               Subordinated Notes

SOUTH JORDAN, UTAH, May 26, 2004 -- Headwaters Incorporated (Nasdaq: HDWR) announced today the pricing of its offering of $150 million of its 2-7/8% Convertible Senior Subordinated Notes due 2016 in a private placement to qualified institutional buyers pursuant to exemptions from the registration requirements of the Securities Act of 1933. The offering is expected to close on June 1, 2004, subject to customary closing conditions. Headwaters has granted the initial purchasers of the notes an option to purchase up to an additional $22.5 million aggregate principal amount of the notes.

The notes will be convertible under certain circumstances into shares of Headwaters common stock at an initial conversion rate of approximately 33.3333 shares per $1,000 principal amount of notes. This represents a conversion price of $30.00 per share, reflecting a premium of approximately 42.86% to the closing price of $21.00 per share of Headwaters common stock on May 25, 2004. The notes will bear interest at an annual rate of 2-7/8%, payable semi-annually, plus certain additional interest under certain circumstances. Beginning June 1, 2007, the notes may be redeemed by Headwaters under certain circumstances. The holders of the notes may require Headwaters to repurchase the notes on June 1, 2011 or on the occurrence of certain designated events.

Headwaters intends to use the net proceeds from the offering, together with borrowings from its senior secured credit facility and internally generated funds, to finance its previously announced acquisition of Eldorado Stone LLC. In the event the Eldorado acquisition does not close for any reason, Headwaters intends to use the net proceeds from the offering for general corporate purposes, including to fund acquisitions of complementary businesses in the chemical, energy, building products and related industries.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or applicable state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Except for the historical information contained herein, the matters set forth in this press release, such as statements as to the expected use of net proceeds and the expected closing date of the offering, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market and other conditions that may affect Headwaters' ability to complete the proposed offering, the satisfaction of certain conditions to the closing of the Eldorado acquisition, and other risks detailed from time to time in Headwaters' SEC reports, including its Current Report on Form 8-K dated May 25, 2004. Headwaters disclaims any intent or obligation to update these forward-looking statements.